SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             Kuala Healthcare, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    501157101
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















                                Page 1 of 5 Pages

CUSIP No. 501157101


--------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        COGRA, LLC; 04-2880152

--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

--------------------------------------------------------------------------------
3)      SEC Use Only



--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        State of Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1998, by Each Reporting
  Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  176,666

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  176,666

--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        176,666

--------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        5.18%

--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        HC







                                Page 2 of 5 Pages

CUSIP No. 501157101


--------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        Colonial Management Associates, Inc.; 04-2271697

--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

--------------------------------------------------------------------------------
3)      SEC Use Only



--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1998, by Each Reporting
 Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power: 176,666

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  176,666

--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        176,666

--------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        5.18%

--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        IA







                                Page 2 of 5 Pages

Item 1(a)       Name of Issuer:

                Kuala Healthcare, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                910 Sylvan Avenue
                Englewood Cliffs, NJ  07632

Item 2(a)       Name of Person Filing:

                See Item 1) of attached cover sheets

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                One Financial Center
                Boston, Massachusetts  02111

Item 2(c)       Citizenship:

                See Item 4) of attached cover sheets

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                501157101

Item 3          Type of Reporting Person:

                (e) [ X ]  Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                (g) [ X ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note See Item 7)

Item 4          Ownership:

       (a)  Amount Beneficially Owned: 176,666 shares

       (b)  Percent of Class:  5.18%

       (c)(i)   sole power to voter to direct the vote:  --

          (ii)  shared power to vote or to direct the vote:  176,666

          (iii) sole power to dispose or to direct the disposition of:  --

          (iv)  shared power to dispose or to direct the disposition of: 176,666

Item 5          Ownership of Five Percent or Less of a Class

                N/A

Item 6          Ownership of More Than Five Percent on Behalf of Another Person

                N/A
                                Page 3 of 5 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                By the Parent Holding Company

                Colonial Management Associates, Inc.
                One Financial Center
                Boston, Massachusetts  02111
                04-2271697; IA

Item 8          Identification and Classification of Members of the Group

                N/A

Item 9          Notice of Dissolution of Group

                N/A

Item 10         Certification

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.

                Signature

                After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                Date:  February 4, 1999

                COGRA, LLC
                COLONIAL MANAGEMENT ASSOCIATES, INC.




                NANCY L. CONLIN
                Signature

                Nancy L. Conlin, Vice President (COGRA)
                Senior Vice President (CMAI)
                Name/Title

















                                Page 4 of 5 Pages

                                    EXHIBIT A

                             JOINT FILING AGREEMENT



         In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 4, 1999.





                COLONIAL MANAGEMENT ASSOCIATES, INC.
                COGRA, LLC



        By:   NANCY L. CONLIN
              Nancy L. Conlin
                Vice President (COGRA),
                Senior Vice President (CMAI)






                                Page 5 of 5 Pages